JOHN WILEY & SONS, INC.

UNANIMOUS WRITTEN CONSENT OF THE
BENEFITS ADMINISTRATION BOARD

JOHN WILEY & SONS, INC. EMPLOYEES’ SAVINGS PLAN

The undersigned, being all the members of the Benefits Administration Board (the “BAB”) appointed under the provisions of the John Wiley & Sons, Inc. Employees’ Savings Plan (the “Wiley Plan”) and acting in their settlor capacities pursuant to the authority granted by the Board of Directors of John Wiley & Sons, Inc. (the “Board”), do hereby unanimously consent to the adoption of the following resolutions with respect to the Wiley Plan.

WHEREAS, John Wiley & Sons, Inc. (the “Company”) maintains the Wiley Plan to provide retirement benefits for its eligible employees and those of any affiliated company or subsidiary that has adopted the Wiley Plan; and

WHEREAS, the Company acquired the companies listed below and agreed to assume the assets and liabilities of the savings plans of those companies and recognize previous service with such companies under the Wiley Plan:
Company	Name of Savings Plan
The Learning House, Inc.	The Learning House Inc. Retirement Trust
Zyante Inc.	Zyante, Inc. Retirement Trust
Atypon Systems, LLC	Atypon Systems, LLC 401(k) Plan
Mthree Consulting	The Company 401k Plan
Madgex, Inc.	TriNet 401k Plan for Employees of Madgex, Inc

WHEREAS, at the meeting held on June 29, 2020 where the Board approved the merger of the above plans into the Wiley Plan (the “Plan Mergers”) (Attachment A), the Board also approved the following amendments to the Wiley Plan effective September 1, 2020:

•	Deferred Cash Contributions can be pre-tax contributions or Roth contributions
•
The provision of The Learning House Plan that permits in-service withdrawal of after-tax contributions will be preserved to the extent permitted and required under the Internal Revenue Code (the “Code”)

•	Qualified Reservist Distributions will be an additional distribution option
•	Partial withdrawals will be available to participants following termination of employment

WHEREAS, pursuant to the Resolutions adopted on July 9, 2020, the Board approved the following:  (1) merger of The Learning House Plan and the Zyante Plan into the Wiley Plan on or about September 1, 2020; (2) merger of the Atypon Plan and the Mthree Plan into the Wiley Plan on or about January 1, 2021; and (3) the trustee-to-trustee transfer of active Madgex employee accounts in the TriNet Plan to the Wiley Plan on or about January 1, 2021, with the employees of each company becoming employees of the Company as of said merger or account transfer date, as applicable, and therefore eligible to participate in the Wiley Plan as of such dates; and

WHEREAS, the Wiley Human Resources Department has determined that certain employees of Mthree will remain employees of Mthree and not become employees of the Company, such that the Mthree Savings Plan should not be merged into the Wiley Plan and should remain a free-standing plan for those who remain Mthree employees, with the accounts of the employees who will become employees of the Company on January 1, 2021 being transferred to the Wiley Plan on or after January 1, 2021; and

WHEREAS, pursuant to the Board Resolutions adopted on July 9, 2020, the Board also delegated to the BAB the authority to amend the Wiley Plan, as it deems necessary or advisable, and to take any actions it deems necessary or advisable, with the advice of counsel, to effectuate the Plan Mergers as of the dates selected by the BAB.

NOW, THEREFORE be it,

RESOLVED, that effective September 1, 2020, Article I of the Wiley Plan is amended by the addition of the following definitions:

“’Roth Contributions’ means the amount of Deferred Cash Contributions contributed under Section 3.01 that the Participant elected to include in gross income at the time of deferral pursuant to Section 3.01(f).

‘Roth Account’ means the account credited with Roth Contributions made by the Participant, and earnings on those contributions.

‘Roth Rollover Account’ means the account credited with Roth Rollover Contributions made by a Participant pursuant to Section 3.06, and earnings on those contributions.”

RESOLVED, that effective September 1, 2020, Section 1.20 of the Wiley Plan is amended to read as follows:

“’Deferred Account’” means the account credited with (i) Pre-Tax Contributions made on a Participant’s behalf, (ii) certain Transfers attributable to deferred cash contributions, and (iii) earnings on those contributions.”

RESOLVED, that effective September 1, 2020, Section 3.01 of the Wiley Plan is amended to include Roth Contributions under the Deferred Cash Contributions provisions, as applicable; and

RESOLVED, that effective September 1, 2020, Subsection (f) is added to Section 3.01 of the Wiley Plan as follows:

“(f)	Roth Contributions

Unless a Participant makes an election under the provisions of this subsection (f), Deferred Cash Contributions and Catch-Up Contributions made by a Member under Section 3.01(a) and Section 3.16 shall be deemed to be Pre-Tax Contributions.  In lieu of making Deferred Cash Contributions and Catch-Up Contributions on a pre-tax basis pursuant to the provisions of Section 3.01(a) and Section 3.16, a Participant may elect, in accordance with procedures prescribed by the Benefits Administration Board, to have some or all of the Deferred Cash Contributions and/or Catch-Up Contributions that otherwise would be contributed to the Plan on a pre-tax basis designated as Roth Contributions or Roth Catch-Up Contributions, as applicable, and included in his gross income at the time of deferral.  Such election, once made, may only be revoked with respect to Deferred Cash Contributions to be contributed after the effective date of the revocation election.”

RESOLVED, that effective September 1, 2020, Section 3.06 of the Wiley Plan is amended to include Roth Contributions under the Rollover Contributions provisions, as applicable; and

RESOLVED, that effective September 1, 2020, Section 3.16 of the Wiley Plan is amended to include Roth Contributions under the Catch-up Contributions provisions, as applicable; and

RESOLVED, that effective September 1, 2020, the Sections of the Wiley Plan that are applicable to the addition of Roth Contributions shall be deemed amended until such time the Wiley Plan document is restated; and

RESOLVED, that effective September 1, 2020, Subsection (e) is added to Section 7.01 of the Wiley Plan as follows:

“(e)
Notwithstanding the foregoing, Employee Contributions that are attributable to after-tax contributions that were transferred from The Learning House Inc. Retirement Trust to the Plan on September 1, 2020 and earning thereon, shall treated as provided in Appendix A Section 1(l).”

RESOLVED, that effective September 1, 2020, Section 7.08 of the Wiley Plan is amended by the addition of the following sentence at the end of such Section:

“Effective September 1, 2020, a Participant who is eligible for a qualified reservist distribution as described in Section 7.09 as well as a withdrawal under this Section shall be deemed to have elected to receive a qualified reservist distribution under Section 7.09 and shall not be prohibited from making Deferred Cash Contributions and Employee Contributions for six months following his qualified reservist withdrawal.”

RESOLVED, that effective September 1, 2020, Article 7 of the Wiley Plan is amended by the addition of the following new Section 7.09:

“7.09   Qualified Reservist Distribution for Withdrawals by Individuals Called to Active Duty

Notwithstanding any provision of the Plan to the contrary, a Participant who is a member of a reserve component (as defined in Section 101 of Title 37 of the United States Code) ordered or called to active duty for a period in excess of 179 days or for an indefinite period may withdraw all or any portion of his Deferred Account or Roth Account as a qualified reservist distribution (as defined in Section 72(t)(2)(G)(iii) of the Code) as of the date prescribed in Section 401(k)(2)(B)(i)(V) of the Code.”

RESOLVED, that effective September 1, 2020, Subsection (a)(iii) describing partial withdrawals permitted on distribution of a Participant’s Account on termination of employment is added to Section 9.02 of the Wiley Plan as follows:

“(iii)	Effective September 1, 2020, payments made in partial withdrawals from the Participant’s Accounts at any time, subject to the requirements of Section 401(a)(9) of the Code.”

RESOLVED, that, effective as of September 1, 2020, Appendix A Section 1 of the Plan is amended by the addition of subsection (l) as follows:

“effective as of September 1, 2020, in the case of an individual who became an employee of the Company or any Affiliated Company as a result of the acquisition of certain assets of The Learning House, Inc. by the Company on November 1, 2018 and who immediately prior to said date was an employee of The Learning House, any period of employment as an employee of The Learning House rendered prior to November 1, 2018 to the extent such employment would have been recognized for participation and vesting purposes under the Plan had it been rendered as an employee of the Company.

The following special rules shall apply to the portion of the Plan Accounts that were transferred to this Plan from another qualified plan:

Employee Contributions that are attributable to after-tax contributions that were transferred from The Learning House Inc. Retirement Trust to the Plan on September 1, 2020 and earnings thereon, shall be available for withdrawal at any time, provided such contributions were made to The Learning House plan at least 24 months preceding the date of the withdrawal.”

RESOLVED, that, effective as of September 1, 2020, Appendix A Section 1 of the Plan is amended by the addition of subsection (m) as follows:

“effective as of September 1, 2020, in the case of an individual who became an employee of the Company or any Affiliated Company as a result of the acquisition of certain assets of Zyante Inc. by the Company on April 1, 2019 and who immediately prior to said date was an employee of Zyante, any period of employment as an employee of Zyante rendered prior to April 1, 2019 to the extent such employment would have been recognized for participation and vesting purposes under the Plan had it been rendered as an employee of the Company.”

RESOLVED, that, effective as of January 1, 2021, Appendix A Section 1 of the Plan is amended by the addition of the subsection below:

“effective as of January 1, 2021, in the case of an individual who became an employee of the Company or any Affiliated Company as a result of the acquisition of certain assets of Atypon Systems, LLC by the Company on October 1, 2016 and who immediately prior to said date was an employee of Atypon, any period of employment as an employee of Atypon rendered prior to October 1, 2016 to the extent such employment would have been recognized for participation and vesting purposes under the Plan had it been rendered as an employee of the Company.”

RESOLVED, that, effective as of January 1, 2021, Appendix A Section 1 of the Plan is amended by the addition of subsection (o) as follows:

“effective as of January 1, 2021, in the case of an individual who became an employee of the Company or any Affiliated Company as a result of the acquisition of certain assets of Mthree Consulting by the Company on December 31, 2019 and who immediately prior to said date was an employee of Mthree, any period of employment as an employee of Mthree rendered prior to December 31, 2019 to the extent such employment would have been recognized for participation and vesting purposes under the Plan had it been rendered as an employee of the Company.”

RESOLVED, that, effective as of January 1, 2021, Appendix A Section 1 of the Plan is amended by the addition of subsection (p) as follows:

“effective as of January 1, 2021, in the case of an individual who became an employee of the Company or any Affiliated Company as a result of the acquisition of certain assets of Madgex, Inc. by the Company on March 2, 2020 and who immediately prior to said date was an employee of Madgex, any period of employment as an employee of Madgex rendered prior to March 2, 2020 to the extent such employment would have been recognized for participation and vesting purposes under the Plan had it been rendered as an employee of the Company.”

RESOLVED, that the foregoing resolutions are subject to and conditioned upon said amendments not adversely affecting the continued qualified status of the Plan under Section 401 of the Internal Revenue Code of 1986, as amended (the “Code”) or the tax-exempt status of the related trust under Section 501 of the Code.

This consent may be executed in any number of counterparts which together shall constitute one and the same consent.

IN WITNESS WHEREOF, the undersigned have set their hand on this 16th day of December, 2020.

/s/Danielle McMahan
Danielle McMahan
Chief People Officer

/s/John Kritzmacher
John Kritzmacher
Chief Financial Officer

/s/Kevin Monaco
Kevin Monaco
SVP, Treasurer & Tax

/s/Elisa Wyman
SVP, Rewards

/s/Kristy Grazioso
Kristy Grazioso
VP, Global Employment Attorney